UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): July 24, 2006

PETROHAWK ENERGY CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-25717	86-0876964
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1100 Louisiana, Suite 4400 Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (832) 204-2700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01 Entry into a Material Definitive Agreement

On July 24, 2006, Petrohawk Energy Corporation (the “Company”) entered into the First Amendment to Second Amended and Restated Senior Revolving Credit Agreement dated as of July 12, 2006 (as amended, the “Senior Credit Agreement”), between the Company, each of the lenders from time to time party thereto (the “Lenders”), BNP Paribas, as administrative agent for the Lenders, Bank of America, N.A. and BMO Capital Markets Financing, Inc. as co-syndication agents for the Lenders, and JPMorgan Chase Bank, N.A., Wells Fargo Bank, N.A. and Fortis Capital Corp. as co-documentation agents for the Lenders, pursuant to which the Credit Agreement was amended to allow the Company to issue the Additional Notes (defined below).

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On July 27, 2006, the Company consummated its private placement of an additional $125 million of its 9 1/8% senior notes due 2013 (the “Additional Notes”). The Additional Notes were issued pursuant to the Indenture dated July 12, 2006, among the Company, U.S. Bank National Association, as trustee, and the subsidiary guarantors named therein, as supplemented and amended by the First Supplemental Indenture of even date therewith (collectively, the “Indenture”), at 101.125% of the face amount for gross proceeds of approximately $140.6 million, before estimated offering expenses and the initial purchasers’ discount. The Company applied the net proceeds from the sale of the Additional Notes to repay indebtedness outstanding under its Senior Credit Agreement.

The Additional Notes were issued as additional debt securities under the Indenture pursuant to which the Company previously issued $650.0 million aggregate principal amount of 9 1/8% Senior Notes due 2013 (the “Initial Notes”, and with the Additional Notes, the “Notes”). The Notes constitute a single class of securities under the Indenture.

The Notes bear interest at the rate of 9.125% per annum, payable semi-annually on January 15 and July 15 of each year, commencing January 15, 2007. The Notes mature on July 15, 2013. The Notes are senior unsecured obligations of the Company and rank equally with all of its current and future senior indebtedness. The Notes rank effectively subordinate to the Company’s secured debt to the extent of the collateral, including secured debt under the Senior Credit Agreement, and senior to any future subordinated indebtedness. The Notes are jointly and severally guaranteed on a senior unsecured basis by the Company’s subsidiaries.

On or before July 15, 2009, the Company may redeem up to 35% of the aggregate principal amount of the Notes with the net cash proceeds of certain equity offerings at a redemption price of 109.13% of the principal amount thereof plus accrued interest and unpaid interest to the redemption date provided that: (i) at least 65% in aggregate principal amount of the Notes originally issued under the Indenture remain outstanding immediately after the occurrence of such redemption (excluding Notes held by the Company and its subsidiaries); and (ii) each such redemption must occur within 90 days of the date of the closing of the related equity offering.

In addition, on or before July 15, 2010, the Company may redeem all or part of the Notes upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to the sum of (i) the principal amount thereof, plus (ii) accrued and unpaid interest, if any, to the redemption date, plus (iii) the make whole premium at the redemption date.

On or after July 15, 2010, the Company may redeem some or all of the Notes at any time. If any of the Notes are redeemed during any 12-month period beginning on July 15 of the year indicated below, the Company must pay the following redemption prices (expressed as percentages of principal amount) plus accrued and unpaid interest thereon, if any, to the applicable redemption date:

Year	Percentage
2010	104.563
2011	102.281
2012	100.000

The Company may be required to offer to purchasers of the Notes the repurchase of the Notes at a purchase price of 101% of the principal amount, plus accrued and unpaid interest, if any, to the redemption date, in the event of a change of control (as defined in the Indenture). Additionally, the Company may be required to offer to all holders of the Notes the repurchase of the Notes and to the extent required by the terms thereof, all holders of other indebtedness (as defined in the Indenture) that is pari passu with the Notes (at a purchase price of 100% of the principal amount (or accreted value in the case of any such other pari passu indebtedness issued with a significant original issue discount) plus accrued and unpaid interest, if any, to the date of purchase, in the event net proceeds (as defined in the Indenture) from assets sales (as defined in the Indenture) are not applied as required by the Indenture.

The Indenture contains covenants that, among other things, restrict or limit the ability of the Company and the guarantors to: (i) borrow money; (ii) pay dividends on stock; (iii) purchase or redeem stock or subordinated indebtedness; (iv) make investments; (v) create liens; (vi) enter into transactions with affiliates; (vii) sell assets; and (viii) merge with or into other companies or transfer all or substantially all of the Company’s.

The description of the Indenture set forth above is qualified in its entirety by reference to the full and complete terms thereof set forth in Exhibit 4.6 the Company’s Current Report on Form 8-K filed July 17, 2006.

Item 9.01 Financial Statements and Exhibits.

(c)	Exhibits. The following exhibits are furnished as part of this current Report on Form 8-K:

10.1	First Amendment to Second Amended and Restated Senior Revolving Credit Agreement, dated as of July 12, 2006, between Petrohawk Energy Corporation, each of the lenders from time to time party thereto, BNP Paribas, as administrative agent for the lenders, Bank of America, N.A. and BMO Capital Markets Financing, Inc. as co-syndication agents for the lenders, and JPMorgan Chase Bank, N.A., Wells Fargo Bank, N.A. and Fortis Capital Corp. as co-documentation agents for the lenders, effective as of July 24, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PETROHAWK ENERGY CORPORATION

By	/s/ Shane M. Bayless
Chief Financial Officer, Executive Vice President and Treasurer

Date: July 28, 2006

EXHIBIT INDEX

10.1	First Amendment to Second Amended and Restated Senior Revolving Credit Agreement, dated as of July 12, 2006, between Petrohawk Energy Corporation, each of the lenders from time to time party thereto, BNP Paribas, as administrative agent for the lenders, Bank of America, N.A. and BMO Capital Markets Financing, Inc. as co-syndication agents for the lenders, and JPMorgan Chase Bank, N.A., Wells Fargo Bank, N.A. and Fortis Capital Corp. as co-documentation agents for the lenders, effective as of July 24, 2006.